Exhibit 10.27

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 1, 2011 among Photronics, Inc., a Connecticut corporation (the “Company”), having a principal place of business at 15 Secor Road, Brookfield, CT 06804, PKL, a company incorporated under the laws of Korea (“PKL”) and Soo Hoo Jeong residing at 272-3, Gumi-Dong, Bundang, Seongnam, Kyeonggi, Korea 463-802 (“Executive”).

WITNESSETH:

     WHEREAS, the Company, PKL and Executive desire to enter into this Agreement to assure the Company of the continuing service of Executive and to set forth the terms and conditions of Executive’s employment with the Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1. Term. The Company agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms of this Agreement. Subject to Section 5, the term of Executive’s employment shall commence on the date hereof and continue for three (3) years thereafter unless this Agreement is earlier terminated as provided herein (the “Term”); provided, however, that unless the Company gives written notice to Executive at least thirty (30) days prior to the end of the Term of this Agreement (as the Term may be extended pursuant to this Section 1), on each anniversary of the date hereof, the Term of this Agreement shall automatically be extended for an additional one (1) year period.

2. Services.So long as this Agreement shall continue in effect, Executive shall devote Executive’s full business time, energy and ability to the business, affairs and interests of the Company and its subsidiaries and matters related thereto. Executive shall use his best efforts and abilities to promote the Company’s interests and shall perform faithfully the services contemplated by this Agreement in accordance with the Company’s policies as established by the Board of Directors of the Company.

3. Duties and Responsibilities.

     (a) Executive shall serve as the Chief Operating Officer of the Company, President Asia Operations and shall also service as the Chairman and Chief Executive Officer of PK, Ltd (“PKL”), a majority owned subsidiary of the Company. In the performance of Executive’s duties, Executive shall report directly to the CEO or as otherwise directed by the CEO or the Company’s Board of Directors, and shall have such duties, responsibilities and authority as may from time to time be assigned to the Executive by the CEO or the Company’s Board of Directors.

     (b) In addition, Executive agrees to observe and comply with the policies, rules and regulations of the Company. The Company agrees that the duties which may be assigned to Executive shall be the customary duties of the office of Chief Operating Officer, President of Asia Operations and Chairman and Chief Executive Officer of PKL and shall not be inconsistent with the provisions of the charter documents of the Company, PKL or applicable law.

4. Compensation.

     (a) Base Compensation. During the Term, Executive will receive a base salary at the rate of U.S. $475,000 per year payable in accordance with the Company’s customary payroll practices generally applicable to similarly situated employees as may be in effect from time to time (the “Base Salary”). Executive’s base salary will be paid by PKL in Korea. At the end of each fiscal quarter PKL shall prepare a calculation of the average exchange rate for converting US dollar to Korean Won for each month in that quarter. PKL will then use the average exchange rate and compare that to the base salary paid to Executive for that quarter. As a result of the comparison, any overpayments by PKL will be reimbursed by Executive within ten days of receiving notification from PKL and any underpayments by PKL will be paid by PKL to Executive within ten days of completing the review.

     (b) Periodic Review. The Compensation Committee or the Board of Directors of the Company shall review Executive’s Base Salary and Benefits (as defined below) from time to time in accordance with the normal business practices of the Company. The Company may in its sole discretion increase the Base Salary during the Term. The amount of any increase combined with the previous year’s Base Salary shall then constitute Executive’s Base Salary for purposes of this Agreement.

     (c)Additional Benefits. During the Term, the Executive shall be entitled to participate in the PKL employee benefit plans and arrangements as may be established from time to time in Korea (which may include, without limitation, medical plan, dental plan, disability plan, basic life insurance and business travel accident insurance plan, and the Company’s bonus plan(s), or stock award plans or any successor plans thereto (the “Benefits”)). The Company or PKL shall have the right to terminate or change any such plans or programs at any time. Upon termination ofExecutive’s employment with PKL, Executive will receive a lump sum payment of U.S. $108,000 multiplied by the total number of years that Executive was employed by PKL (including years prior to the date of this Agreement). The sum of $108,000 shall be fixed and is not subject to escalation or increase based on any bonus or salary increase that Executive may receive during the term of this Agreement (said retirement payment being referred to as the “PKL Retirement Payment”). The PKL Retirement Payment shall be paid either in U.S. dollars or the equivalent amount in Korean Won at the time of payment.

     (d)Automobile Allowance. During the Term of this Agreement, the Company shall provide the Executive with a company car and driver as is customary in Korea.

     (e) Vacation. During the Term of this Agreement, Executive shall be entitled to four (4) weeks’ paid vacation per calendar year, which shall not be transferable to any subsequent year.

     (f) Country Club Membership.The Company will pay the annual membership fee on behalf of Executive to Two Country Clubs in Korea that Executive has membership to and uses for business purposes as is customary in Korea

5. Termination.This Agreement and all rights and obligations hereunder, except the rights and obligations contained in this Section 5, Section 7 (Confidential Information), Section 8 (Non-Competition), Section 9 (Intellectual Property) and Section 10 (Remedies), which shall survive any termination hereunder, shall terminate upon the earliest to occur of any of the following:

     (a) Resignation without Good Reason; Retirement. Upon the resignation by Executive without Good Reason (as defined below) following at least thirty (30) days written notice to the Company or retirement from the Company in accordance with the normal retirement policies of the Company, Executive shall be entitled to receive a payment in the amount of the sum of (A) Executive’s Base Salary through the last day of employment to the extent not theretofore paid, (B) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon), (C) any accrued vacation pay according to PKL’s local policy, and (D) the total amount of the PKL Retirement Payment as set forth in 4 (c) above in each case to the extent not theretofore already paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”), in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the last day of employment or any earlier time required by applicable law.

     (b) Death or Disability of Executive.

          (i) If Executive’s employment is terminated by reason of Executive’s death or disability, this Agreement shall terminate without further obligations to Executive (or Executive’s heirs or legal representatives) under this Agreement, other than for:

               (1) Payment of any Accrued Obligations, which shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

               (2) Payment to Executive or Executive’s estate or beneficiary, as applicable, of any amount accrued pursuant to the terms of any other applicable benefit plan.

          (ii) If Executive shall become disabled, Executive’s employment may be terminated only by written notice from the Company to Executive.

          (iii) For the purposes of this Agreement, “disability” or “disabled” shall mean a mental or physical incapacity which prevents Executive from performing Executive’s duties with the Company for a period of three hundred sixty (360) consecutive calendar days, as certified by a physician selected by the Company or its insurers.

     (c) Termination for Cause.

          (i) The Company may terminate Executive’s employment and all of Executive’s rights to receive Base Salary, and any Benefits hereunder for Cause.

          (ii) Upon such termination for Cause, Executive shall be entitled to receive any Accrued Obligations, which shall be paid to Executive in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

          (iii) For purposes of this Agreement, the term “Cause” shall be defined as any of the following:

               (1) Executive’s material breach of any of any obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition);

               (2) Executive’s conviction by, or entry of a plea of “guilty” or “nolo contendere” in a court of competent and final jurisdiction for any felony that impairs his ability to perform his duties to the Company or any crime of moral turpitude;

               (3) Executive’s commission of an act of fraud upon the Company;

               (4) Executive’s engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company or its Affiliates;

               (5) Executive’s repeated and intemperate use of alcohol or illegal drugs after written notice from the Board or Directors;

               (6) Executive’s material breach of any other material obligation to the Company (other than by reason of physical or mental illness, injury, or condition) that is or could reasonably be expected to result in material harm to the Company;

               (7) Executive’s becoming insolvent or filing for bankruptcy;

               (8) Executive’s becoming barred or prohibited by the SEC from holding Executive’s position with the Company; or

               (9) Executive’s violation of any duty of loyalty (i.e., engaging in self-interested transactions, misappropriation of business opportunities that belong to the Company or PKL, or a breach of Executive’s fiduciary duties to the Company or PKL).

     (d) Termination Without Cause; Resignation For Good Reason.

          (i) Notwithstanding any other provision of this Section 5, (i) the Company may, at its option and at any time, provide to Executive: (A) up to twelve (12) months’ advance written notice of termination of employment without Cause, or (B) written notice of a current material adverse change in the Executive’s position (such notice in (A) or (B) being referred to herein as a “Working Notice”). If the Company issues a Working Notice to the Executive, any entitlement to a Severance Payment and Benefit Period (as defined below) shall be reduced in proportion to the period covered by the Working Notice. During the period covered by the Working Notice, the Executive shall continue to provide the services according to Section 2, hereof as an employee of the Company. If the Executive resigns during the period covered by the Working Notice, then Executive shall receive only the Accrued Obligations through the date of termination. Executive, upon thirty (30) days advance notice to the Company, shall have the right to resign for Good Reason.

          (ii) If Executive is so terminated without Cause or resigns for Good Reason, Executive shall receive from the Company:

               (1) Any Accrued Obligations through the date of termination, which shall be paid to Executive in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

               (2) A payment (“Severance Payment”) equal to twelve (12) months of Executive’s current Base Salary. The Severance Payment shall be paid by the Company to Executive in equal installments, following the expiration of the Revocation Period defined in the Release referred to in Section 5(d)(iv), in accordance with the Company’s customary payroll practices generally applicable to similarly situated employees as may be in effect from time and shall be subject to statutory deductions and withholdings.

          (iii) As used in this Agreement, the term “Good Reason” shall mean (i) (except as set forth in Section 5(e)) the relocation of the Company’s principal executive offices to a location outside the contiguous 48 United States without the consent of Executive or (ii) a material diminution in Executive’s overall employee benefits not the result of changes in benefit plans affecting other employees, without the consent of Executive.

          (iv) As a condition to receiving the payment and benefits extension contemplated by Section 5(d) or 5(e), Executive agrees to execute and deliver to the Company the Release substantially in the form attached to this Agreement as Exhibit A.

     (e) Change of Control.

          (i) For purposes of the Agreement, a “change of control” means, and shall be deemed to have taken place, if;

               (1) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14 (d) (2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;

               (2) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

               (3) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), and shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction; or

               (4) there is a “change in control” of the Company.

          (iii) If during the period three (3) months before or two (2) years following a “change in control” of the Company (or any successor), the Executive is terminated by the Company for any reason (other than for Cause as defined in Section 5(c) thereof), including an election by the Company or its successor not to extend this Agreement pursuant to Section 1, or the Executive resigns for Good Reason as defined in Section 5(e)(ii)), “ ”Executive shall be entitled to receive a cash payment equal to eighteen (18) months of Executive’s current Base Salary and the benefits described in Section 5(d)(ii) of the Agreement. Upon such “change of control” during the Term, the Term of this Agreement shall automatically be the period equal to the longer of (i) two (2) years from the date of the “change of control” or (ii) the remaining period of the initial three (3) year Term after the “change of control”. In no event shall Executive be entitled to receive both the Severance Payment described in Section 5(d) hereof and the “change of control” payment described in this Section 5(e).

          (iv) Any payments to be made to Executive in connection with this Section 5(e) shall be made in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law, following the expiration of the Revocation Period defined in the Release referred to in Section 5(d)(iv).

     (g) Treatment of Stock Options Upon Change of Control or a Termination.

          (i) All stock options or similar rights granted to Executive pursuant to the Company’s stock option plans including, without limitation, any restricted stock shall immediately vest as of the effective date of such “change of control”.

          (ii) If this Agreement is terminated pursuant to clause (c) of this Section 5 or if Executive resigns his employment, all unvested stock options granted to Executive pursuant to the Company’s stock plans shall terminate immediately.

               To the extent that the Executive has been granted stock options intended to be incentive stock options under Section 422 of the Internal Revenue Code, such stock options shall cease to be incentive stock options and shall be treated as nonqualified stock options if the options are exercised by the Employee more than three (3) months (one year in case of death or disability as defined in Section 422 of the Internal Revenue Code) following termination of employment.

               Except as expressly modified by this clause (g) of this Section 5, all stock options and similar rights granted under the Company’s stock plans shall remain subject to all of the terms and conditions of the applicable stock plans and agreements evidencing the grants thereof.

     (h) Exclusive Remedy. Executive agrees that the payments and other benefits provided and contemplated by this Agreement shall constitute the sole and exclusive obligation of the Company in respect of Executive’s employment with and relationship to the Company and PKL and that the full payment thereof shall be the sole and exclusive remedy for any termination of Executive’s employment. Executive covenants not to assert or pursue any other remedies, at law (including Korean statutory law) or in equity, with respect to any termination of employment. Executive further agrees that all previous employment agreements with either the Company or PKL will be terminated and except as set forth herein neither PKL nor the Company will have any other obligations or liabilities to Executive. Lastly, Executive further agrees that it waives any and all rights or remedies it may have under any Korean statutory or labor laws.

6. Business Expenses. During the Term of this Agreement, to the extent that such expenditures satisfy the criteria under applicable laws for deductibility by PKL as ordinary and necessary business expenses, PKL shall provide the Executive with reimbursement of reasonable business expenses incurred by the Executive in a manner consistent with the Company’s policies and provisions applicable to the Executives of the Company.

7. Confidential Information.

     (a) Executive acknowledges that the nature of Executive’s employment by the Company is such that Executive shall have access to information of a confidential and/or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based. Such information includes (A) trade secrets, inventions, mask works, ideas, processes, manufacturing, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments or experimental work, designs, and techniques; (B) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (C) information regarding the skills and compensation of other employees the Company or its affiliates, including but not limited to, their respective business plans or clients (including, without limitation, customer lists and lists of customer sources), or information relating to the products, services, customers, sales or business affairs of the Company or its Affiliates (the “Confidential Information”).

     (b) Executive shall keep all such Confidential Information in confidence during the Term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) publicly known within the relevant industry, or (iv) authorized in writing by the Board. Upon termination of Executive’s employment with the Company, Executive shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by Executive, the Company or anyone else.

8. Non-Competition. Executive covenants and agrees that commencing on the date hereof and continuing for the entire Term of Executive’s employment and for period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not:

     (a) Work or be affiliated with in any capacity (including as a founder, employee, owner, consultant, or otherwise), directly or indirectly, for himself or on behalf of any other entity, in any business that manufacturers photomasks or that is otherwise competitive with the business of the Company or any subsidiary of the Company at any time during Executive’s employment or during the Restricted Period, such as, for example and not as a limitation, Toppan, DNP and the photomask manufacturing operations of semiconductor manufacturers such as IBM and TSMC.

     (b) Solicit, attempt to solicit, or assist others in soliciting or attempting to solicit, directly or indirectly, any business related to the business of the Company from any customers or prospective customers of the Company; for the purposes of this Section 8, the term “customer” means any entity or person who is or has been a client or customer of the Company during the time which Executive was employed with the Company, and the term “prospective customer” means a person or entity who became known to the Company during the time which Executive was employed with the Company as a result of that person’s or entity’s interest in obtaining the services or products of the Company; and

     (c) Solicit, attempt to solicit, or assist others in soliciting or attempting to solicit, directly or indirectly, for employment or similar capacity, any person who is an employee of, or an independent contractor for, the Company or its direct or indirect subsidiaries, parents or Affiliates or who was such an employee within twelve (12) months prior to the date of such solicitation or attempted solicitation.

     (d) Executive acknowledges that in the event of his employment with the Company terminates for any reason, Executive will be able to earn a livelihood without violating the foregoing restrictions.

     (e) If any provision or clause, or portion thereof, within this Section 8 shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause within this Section 8, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the geographic area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9. Intellectual Property.

     (a) Executive has no interest (except as disclosed to the Company) in any inventions, designs, improvements, patents, copyrights and discoveries which are useful in or directly or indirectly related to the business of PKL or the Company or to any experimental work carried on by the Company or PKL. Except as may be limited by applicable law, all inventions, designs, improvements, patents, copyrights and discoveries conceived by Executive during the Term of this Agreement which are useful in or directly or indirectly related to the business of PKL or the Company or to any experimental work carried on by PKL or the Company, shall be the property of PKL or the Company. Executive will promptly and fully disclose to PKL or the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and will take all steps necessary and reasonably required to assure PKL or the Company’s ownership thereof and to assist PKL or the Company in protecting or defending PKL or the Company’s proprietary rights therein.

     (b) Executive also agrees to assist the Company in obtaining United States or foreign letters patent and copyright registrations covering inventions assigned hereunder to the Company and that Executive’s obligation to assist the Company shall continue beyond the termination of Executive’s employment but the Company shall compensate Executive at a reasonable rate for time actually spent by Executive at the Company’s request with respect to such assistance. If the Company is unable because of Executive’s mental or physical incapacity (for the period of such incapacity only) or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to the Company (after reasonable efforts to contact employee), then Executive hereby irrevocably designates and appoints the Company, each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive will perform all other lawful acts necessary to assist the Company to enforce any copyrights or patents obtained including, without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by the Company, all without further consideration but at the expense of the Company. If Executive is called upon to render such assistance after the termination of Executive’s employment, then Executive shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

10. Remedies. The parties hereto agree that the services to be rendered by Executive pursuant to this Agreement, and the rights and privileges granted to the Company and PKL pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Executive of any of the terms of this Agreement will cause the PKL or the Company great and irreparable injury and damage. Executive hereby expressly agrees that the PKL or Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Executive. This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company or PKL may have for damages or otherwise.

11. Return of Property. Executive agrees to return, on or before his last day of employment, all property belonging to the Company, including but not limited to computers, PDA, telephone and other credit cards, PKL or Company business records, PKL or Company automobile (if applicable), etc.

12. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

13. Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Executive hereunder are personal and otherwise not assignable. Executive’s obligations and representations under this Agreement will survive the termination of Executive’s employment, regardless of the manner of such termination.

14. Notices. Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal office at:

Photronics, Inc.
15 Secor Road, PO Box 5226
Brookfield, Connecticut 06804

Attention: Chief Executive Officer
With a copy to the Vice President, General Counsel of Photronics, Inc.

or at such other address as the Company may from time to time in writing designate, and if to Executive at the address set forth above or at such address as Executive may from time to time in writing designate. Each such notice or other communication shall be effective (I) if given by written telecommunication, three (3) days after its transmission to the applicable number so specified in (or pursuant to) this Section 14 and a verification of receipt is received, (ii) if given by certified mail, once verification of receipt is received, or (iii) if given by any other means, when actually delivered to the addressee at such address and verification of receipt is received.

15. Adequate Consideration. Executive acknowledges that the cash severance and other benefits to be provided by the Company to Executive are not available under any current plan or policies of the Company. Accordingly, Executive further acknowledges that the payments and benefits under this Agreement provide adequate consideration for Executive’s obligations to the Company contained in Section 7 (Confidential Information), Section 8 (Non-Competition), Section 10 (Remedies) and Exhibit A (Release).

16. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to Executive’s employment by the Company.

17. Amendments. No amendment or modification of the terms of this Agreement shall be valid unless made in writing, duly executed by both parties.

18. Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

19. Governing Law. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to conflicts of law doctrines and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of Connecticut.

20. Withholding. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

21. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

22. Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THE COMPANY

PHOTRONICS, INC.

By:	/s/ Richelle Burr
Name: Richelle Burr
Title:

EXECUTIVE

/s/ Soo Hoo Jeong
Name: Dr. Soo Hoo Jeong
Address: 272-3 Gumi-Dong, Bundang, Seongnam, Kyeonggi, Korea 463-802

PKL

/s/ Soo Hoo Jeong
Name: Dr. Soo Hoo Jeong
Title:

EXHIBIT A

RELEASE

1. I signed an Employment Agreement with Photronics, Inc. (the “Company”), effective January 1, 2011 (the “Agreement”), wherein I agreed to the terms applicable to certain terminations of employment with the Company. Pursuant to the terms of the Agreement, I am entitled to certain severance payments and benefits, described in the Agreement, provided that I sign this Release.

2. In consideration of the severance payments described in the Agreement, I, on behalf of myself, my heirs, agents, representatives, predecessors, successors and assigns, hereby irrevocably release, acquit and forever discharge the Company and each of its respective agents, employees, representatives, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, investors, employees, attorneys, transferors, transferees, predecessors, successors and assigns, jointly and severally (the “Released Parties”) of and from any and all debts, suits, claims, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys’ fees, compensation, liabilities and obligations whatsoever, suspected or unsuspected, known or unknown, foreseen or unforeseen, arising at any time up to and including the date of this Release, save and except for the parties’ obligations and rights under this Release. In recognition of the consideration set forth in the Agreement, I hereby release and forever discharge the Released Parties from any and all claims, actions and causes of action, I have or may have as of the date of this Release arising under any federal, state, or local statute, regulation, ordinance, or law of any kind, including under the Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”), the Connecticut Human Rights and Opportunities Law, the Connecticut Family and Medical Leave Law, and the Connecticut Age Discrimination and Employee Insurance Benefits Law, and including claims for wrongful discharge, breach of contract, or in tort.

3. I agree not to criticize, denigrate, or otherwise disparage the Company or any other Released Party.

4. This Release is not an admission of guilt or wrongdoing by either me or the Company. This Release constitutes the entire agreement between me and the Company with respect to the subject matter hereof, and I am not signing this Release in reliance on any representation not expressly set forth herein. No provisions of this Release may be modified, waived, amended or discharged except by a written document signed by me and a duly authorized Company representative. This Release binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect. A waiver of any conditions or provisions of this Release in a given instance shall not be deemed a waiver of such conditions or provisions at any other time. If any of the provisions, terms or clauses of this Release are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Release shall remain valid and binding upon both parties. If any of the provisions, terms or clauses of this Release are found by a court to be overly broad, those provisions, terms and clauses shall be enforceable (and modified and enforced) to the broadest extent permissible under the law. The validity, interpretation, construction, and performance of this Release shall be governed by the internal laws of the State of Connecticut (excluding any that mandate the use of another jurisdiction’s laws)

5. All payments to me under this Release shall be net of applicable withholdings and deductions.

6. The Company advised me to take this Release home, read it, and carefully consider all of its terms before signing it. The Company gave me at least 21 days in which to consider this Release, and I waive any right I might have to additional time beyond this consideration period within which to consider this Release. The Company advised me to discuss this Release with my own attorney (at my own expense) during this period if I wished to do so. I understand that I may revoke my acceptance of this Release within seven (7) days after I sign it (“Revocation Period”). I understand that if I revoke my acceptance of this Release, I will not be entitled to any payments or benefits hereunder or otherwise in connection with the termination of my employment with the Company, except as required by law in the absence of the Agreement and this Release. I have carefully read this Release, fully understand what it means, and am entering into it voluntarily.

Dr. Soo Hoo Jeong

/s/ Soo Hoo Jeong
Signature